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                                                                      EXHIBIT 12

     THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                     Three Months Ended
                                                          March  31,
                                              -------------------------------
                                                 2000                 1999
                                              ---------             ---------
Earnings:

  Pre-tax income                                 $ 428                 $ 403

  Add:
    Interest and fixed charges,
      excluding capitalized interest                78                    76

    Portion of rent under long-term
      operating leases representative
      of an interest factor                         43                    49

    Distributed income of investees
      accounted for under the equity method         43                     -

    Amortization of capitalized interest             1                     1

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                 3                     3
                                              ---------             ---------


  Total earnings available for fixed charges     $ 590                 $ 526

                                              =========             =========
Fixed charges:
  Interest and fixed charges                     $  80                 $  79

  Portion of rent under long-term operating
    leases representative of an interest factor     43                    49
                                              ---------             ---------

  Total fixed charges                            $ 123                 $ 128
                                              =========             =========

Ratio of earnings to fixed charges               4.80x                 4.11x